Exhibit 10.1

[*****] Raptor Pharmaceutical Corp. has requested confidential treatment of certain portions of this offer letter which have been omitted and filed separately with the U.S. Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934.

PUBLIC HEALTH SERVICE

COOPERATIVE RESEARCH AND DEVELOPMENT AGREEMENT

FOR EXTRAMURAL-PHS CLINICAL RESEARCH

This Agreement is based on the model Cooperative Research and Development Agreement (“CRADA” or “Agreement”) adopted by the U.S. Public Health Service (“PHS”) Technology Transfer Policy Board for use by components of the National Institutes of Health (“NIH”), the Centers for Disease Control and Prevention (“CDC”), and the Food and Drug Administration (“FDA”), which are agencies of the PHS within the Department of Health and Human Services (“HHS”).

This Cover Page identifies the Parties to this CRADA:

The U.S. Department of Health and Human Services, as represented by

NIDDK

an Institute or Center

(hereinafter referred to as the “IC”) of the

NIH

and

Raptor Therapeutics, Inc.,

(hereinafter referred to as the “Collaborator)

having offices at 9 Commercial Blvd., Suite 200

Novato, CA 94949,

created and operating under the laws of Delaware.

☐ COOPERATIVE RESEARCH AND DEVELOPMENT AGREEMENT

FOR EXTRAMURAL-PHS CLINICAL RESEARCH

Article 1.	Introduction

This CRADA between IC and Collaborator will be effective when signed by the Parties, which are identified on both the Cover Page and the Signature Page (page 22). The official contacts for the Parties are identified on the Contacts Information Page (page 23). Publicly available information regarding this CRADA appears on the Summary Page (page 24). The research and development activities that will be undertaken by IC, IC’s contractors or grantees, and Collaborator in the course of this CRADA are detailed in the Research Plan, attached as Appendix A. The staffing, funding, and materials contributions of the Parties are set forth in Appendix B. Any changes to the model CRADA are set forth in Appendix C.

[*****] Raptor Pharmaceutical Corp. has requested confidential treatment of certain portions of this offer letter which have been omitted and filed separately with the U.S. Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934.

Article 2.	Definitions

The terms listed in this Article will carry the meanings indicated throughout the CRADA. To the extent a definition of a term as provided in this Article is inconsistent with a corresponding definition in the applicable sections of either the United States Code (U.S.C.) or the Code of Federal Regulations (C.F.R.), the definition in the U.S.C. or C.F.R. will control.

“Adverse Drug Experience” or “ADE” means an Adverse Event associated with the use of the Test Article, that is, an event where there is a reasonable possibility that the Test Article may have caused the event (a relationship between the Test Article and the event cannot be ruled out), in accordance with the definitions of 21 C.F.R. Part 310, 305, or 312, or other applicable regulations.

“Adverse Event” or “AE” means any untoward medical occurrence in a Human Subject administered Test Article. An AE does not necessarily have a causal relationship with the Test Article, that is, it can be any unfavorable and unintended sign (including an abnormal laboratory finding), symptom, or disease temporally associated with the use of the Test Article, whether or not it is related to it. See FDA Good Clinical Practice Guideline (International Conference on Harmonisation (ICH) E6: “Good Clinical Practice: Consolidated Guidance, 62 Federal Register 25, 691 (1997)).

“Affiliate” means any corporation or other business entity controlled by, controlling, or under common control with Collaborator at any time during the term of the CRADA. For this purpose, “control” means direct or indirect beneficial ownership of at least fifty percent (50%) of the voting stock or at least fifty percent (50%) interest in the income of the corporation or other business entity.

“Annual Report” means the report of progress of an IND-associated investigation that the Sponsor must submit to the FDA within sixty (60) days of the anniversary of the effective date of the IND (pursuant to 21 C.F.R. § 312.33).

“Background Invention” means an Invention conceived and first actually reduced to practice (a) before the Effective Date or (b) outside of the activities under the Research Plan.

“Clinical Investigator” means, in accordance with 21 C.F.R. § 312.3, an individual who actually conducts a clinical investigation, that is, who directs the administration or dispensation of Test Article to a subject, and who assumes responsibility for studying Human Subjects, for recording and ensuring the integrity of research data, and for protecting the welfare and safety of Human Subjects.

“Clinical Research Site(s)” means the site(s) at which the Protocol(s) described in the Research Plan will be performed.

[*****] Raptor Pharmaceutical Corp. has requested confidential treatment of certain portions of this offer letter which have been omitted and filed separately with the U.S. Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934.

“Clinical Trial” means the clinical trial to be performed in accordance with the Protocol under this CRADA.

“Collaborator Materials” means all tangible materials not first produced in the performance of this CRADA that are owned or controlled by Collaborator and used in the performance of the Research Plan. The term “Collaborator Materials” does not include “Test Article” (defined below).

“Confidential Information” means all information of a confidential or proprietary nature (including scientific, business, financial information, or Identifiable Private Information) of one Party provided to another Party under this CRADA; provided that Confidential Information does not include:

(a)	information that is publicly known or that is available from public sources; except by acts or omissions of the receiving Party in breach of this CRADA;

(b)	information that has been made available by its owner to others without a confidentiality obligation; or

(c)

information that is already known by the receiving Party other than under an obligation of confidentiality, or information that is independently created or compiled by the receiving Party without reference to or use of the Confidential Information of the disclosing Party.

“Cooperative Research and Development Agreement” or “CRADA” means this Agreement, entered into pursuant to the Federal Technology Transfer Act of 1986, as amended (15 U.S.C. §§ 3710a et seq.), and Executive Order 12591 of April 10, 1987.

“CRADA Data” means all information developed by or on behalf of a Party in the performance of the Research Plan, including Summary Data, but excluding Raw Data. “CRADA Collaborator Principal Investigator(s)” or “CRADA Collaborator PI(s)” means the person(s) who will be responsible for the scientific and technical conduct of the Research Plan on behalf of the CRADA Collaborator.

“CRADA Subject Invention” means any Invention conceived or first actually reduced to practice by a Party in the performance of the Research Plan. For clarity, Inventions directed to the Test Article, or its manufacture or use, which are conceived or first actually reduced to practice by or on behalf of Collaborator in the course of activities outside the Research Plan (including without limitation manufacture of Test Article provided by Collaborator hereunder) shall not be deemed to be “in the performance of the Research Plan” solely by virtue of Collaborator’s supply of the Test Article under this CRADA.

[*****] Raptor Pharmaceutical Corp. has requested confidential treatment of certain portions of this offer letter which have been omitted and filed separately with the U.S. Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934.

“Drug Master File” or “DMF” is described in 21 C.F.R. Part 314.420. A DMF is a submission to the FDA that may be used to provide confidential detailed information about facilities, processes, or articles used in the manufacturing, processing, packaging, and storing of one or more human drugs.

“Effective Date” means the date of the last signature of the Parties executing this Agreement.

“Government” means the Government of the United States of America.

“Human Subject” means, in accordance with the definition in 45 C.F.R. § 46.102(f), a living individual about whom an investigator conducting research obtains:

(a)	data through intervention or interaction with the individual; or

(b)	Identifiable Private Information.

“IC Materials” means all tangible materials not first produced in the performance of this CRADA that are owned or controlled by IC and used in the performance of the Research Plan.

“IND” means an “Investigational New Drug Application,” filed in accordance with 21 C.F.R. Part 312 under which clinical investigation of an experimental drug or biologic (Test Article) is performed in Human Subjects in the United States or intended to support a United States licensing action.

“Identifiable Private Information” or “IPI” about a Human Subject means private information from which the identity of the subject is or may readily be ascertained. Regulations defining and governing this information include 45 C.F.R. Part 46 and 21 C.F.R. Part 50.

“Institutional Review Board” or “IRB” means, in accordance with 45 C.F.R. Part 46, 21 C.F.R. part 56, and other applicable regulations, an independent body comprising medical, scientific, and nonscientific members, whose responsibility is to ensure the protection of the rights, safety, and well-being of the Human Subjects involved in a study.

“Invention” means any invention or discovery that is or may be patentable or otherwise protected under Title 35 of the United States Code by the U.S. Patent and Trademark Office or the corresponding patent-issuing authority of another nation, or any novel variety of plant which is or may be protectable under the Plant Variety Protection Act, 7 U.S.C. §§ 2321 et seq. by the U.S. Patent and Trademark Office or the corresponding patent-issuing authority of another nation.

[*****] Raptor Pharmaceutical Corp. has requested confidential treatment of certain portions of this offer letter which have been omitted and filed separately with the U.S. Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934.

“Investigator’s Brochure” means, in accordance with the definition in 21 C.F.R. § 312.23(a)(5), a document containing information about the Test Article, including animal screening, preclinical toxicology, and detailed pharmaceutical data, including a description of possible risks and side effects to be anticipated on the basis of prior experience with the drug or related drugs, and precautions, such as additional monitoring, to be taken as part of the investigational use of the drug.

“NIH CRADA Extramural Investigator/Officer(s)” means the Extramural staff who are responsible for the conduct and/or management of the CRADA on behalf of the IC.

“Patent Application” means an application for patent protection, any continuations, continuations-in-part, substitutions or divisional applications thereof, for a CRADA Subject Invention with the United States Patent and Trademark Office (“U.S.P.T.O.”) or the corresponding patent-issuing authority of another nation.

“Patent” means any United States patent that issues on a Patent Application and any international counterpart(s) thereof, and any other patents issued by the U.S. Patent and Trademark Office or the corresponding patent-issuing authority of another nation on a Patent Application and any corresponding grant(s) by the corresponding patent-issuing authority of another nation. For clarity, “Patent” includes renewals, reissues, re-examinations, extensions and the like of all of the foregoing.

“Placebo” means an inactive substance identical in appearance to the material being tested that is used to distinguish between drug action and suggestive effect of the material under study.

“Protocol” means the formal, detailed description of the study to be performed as summarized in the Research Plan and approved by the Parties as further set forth hereunder. It describes the objective(s), design, methodology, statistical considerations, and organization of a trial. The most recent version of the Protocol is incorporated by reference into this Agreement. For the purposes of this CRADA, the term, Protocol, for clinical research involving Human Subjects, includes any and all associated documents, including informed consent forms, to be provided to Human Subjects and potential participants in the study. Any changes to the Protocol that are material to the design of the study being conducted under this CRADA or the use or administration of the Test Article will require prior written approval by Collaborator (except for reasons of patient safety pursuant to Paragraph 3.6 below); and Collaborator shall use commercially reasonable efforts to act on any such request for approval within one (1) week of its receipt of such request. In the event of a conflict between the CRADA Research Plan and the Protocol, the Protocol shall control.

“Raw Data” means the primary quantitative and empirical data first collected from experiments and clinical trials conducted within the scope of this CRADA.

[*****] Raptor Pharmaceutical Corp. has requested confidential treatment of certain portions of this offer letter which have been omitted and filed separately with the U.S. Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934.

“Research Plan” means the statement in Appendix A of the respective research and development commitments of the Parties and approved by the Parties. The Research Plan should describe the provisions for sponsoring the IND, clinical and safety monitoring, and data management. For clarity, the manufacture of the Test Article is outside the scope of the Research Plan.

“Sponsor” means, in accordance with the definition in 21 C.F.R. § 312.3, an organization or individual who assumes legal responsibility for supervising or overseeing clinical trials with Test Articles, and is sometimes referred to as the IND holder.

“Steering Committee” means the research and development team whose composition and responsibilities with regard to the research and development performed under this CRADA are described in Appendix A.

“Summary Data” means any extract or summary of the Raw Data, generated either by or on behalf of IC, or by or on behalf of Collaborator, including all data collected pursuant to the “Data Collection Schedule” as set forth in the Protocol and the compiled and analyzed data sets containing such data.

“Test Article” means, in accordance with 21 C.F.R. § 50.3(j), any drug (including a biological product), medical device, food additive, color additive, electronic product, or any other article subject to regulation under the Federal Food, Drug, and Cosmetic Act that is intended for administration to humans or animals, including a drug or biologic as identified in the Research Plan and Appendix B, that is used within the scope of the Research Plan. The Test Article may also be referred to as Investigational Agent, Study Material, or Study Product. The Test Article to be used in this CRADA is Cysteamine Delayed Release (DR) tablet (internally referred to by Collaborator as “RP104”).

Article 3.	Cooperative Research and Development

3.1

Performance of Research and Development. The research and development activities to be carried out under this CRADA will be performed by the Parties identified on the Cover Page, as well as IC’s contractors or grantees as described in the Research Plan (including the Clinical Research Sites and Clinical Investigators), in accordance with the terms and conditions of this CRADA and all applicable laws, rules and regulations. Notwithstanding that IC’s contractors or grantees are not Parties to the CRADA, and this CRADA does not grant to Collaborator any rights to Inventions made by IC’s contractors or grantees, IC agrees that its contractors and grantees (including the Clinical Research Sites and Clinical Investigators) will be required to comply with the Research Plan and Protocol; will use the Test Article, Placebo and Collaborator Materials in accordance with the Protocol and the terms and conditions under Paragraph 3.10 below, and will make available or otherwise provide access to all CRADA Data in accordance with Article 8 below. IC further agrees to notify Collaborator promptly upon becoming aware of any noncompliance with the foregoing and to discuss in good faith any action to be taken against its contractors and grantees in response to such noncompliance, including seeking any available remedies under any applicable law or in equity. The NIH CRADA Extramural Investigator/Officer(s) and CRADA Collaborator PI(s) will be responsible for coordinating the scientific and technical conduct of this project on behalf of their employers. Any Collaborator employees who will work at IC facilities will be required to sign a Guest Researcher or Special Volunteer Agreement appropriately modified in view of the terms of this CRADA.

[*****] Raptor Pharmaceutical Corp. has requested confidential treatment of certain portions of this offer letter which have been omitted and filed separately with the U.S. Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934.

3.2

Research Plan. The Parties recognize that the Research Plan describes the collaborative research and development activities they will undertake and that interim research goals set forth in the Research Plan are good faith guidelines. Should events occur that require modification of these goals, then by mutual agreement the Parties can modify them through an amendment, according to Paragraph 13.6.

3.3

Use and Disposition of Collaborator Materials and IC Materials. IC agrees to use, and will require the Clinical Investigators to use, Collaborator Materials, and Collaborator agrees to use IC Materials, only in accordance with the Research Plan and Protocol. Each Party agrees not to transfer materials provided by the other Party to third parties except in accordance with the Research Plan and Protocol or as approved by the providing Party (i.e. approval by Collaborator in the case of Collaborator Materials, and approval by IC in the case of IC Materials), and, upon expiration or termination of the CRADA, to dispose of these materials as directed by the owning or providing Party.

3.4

Third-Party Rights in Collaborator’s CRADA Subject Inventions. If Collaborator has received (or will receive) support of any kind from a third party directly and specifically in exchange for rights in any of Collaborator’s CRADA Subject Inventions, Collaborator agrees to use reasonable efforts to ensure that its obligations to the third party are both consistent with Articles 6 through 8 and subordinate to those provisions of Article 7 of this CRADA applicable to Collaborator’s CRADA Subject Inventions; provided, however, that Collaborator shall have no obligation to renegotiate or amend its existing agreements with third parties.

3.5

Disclosures to IC. Prior to execution of this CRADA, Collaborator agrees to disclose to IC all instances in which outstanding royalties are due under a PHS license agreement and in which Collaborator had a PHS license terminated in accordance with 37 C.F.R. § 404.10. These disclosures will be treated as Confidential Information upon request by Collaborator in accordance with the definition in Article 2 and Paragraphs 8.3 and 8.4.

[*****] Raptor Pharmaceutical Corp. has requested confidential treatment of certain portions of this offer letter which have been omitted and filed separately with the U.S. Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934.

3.6

Clinical Investigator Responsibilities. The Clinical Investigator will be required to submit, or to arrange for submission of, each Protocol and advertisement associated with this CRADA to all appropriate IRB(s), and for ensuring that the IRB(s) are notified of the role of the Collaborator in the research. In addition to the Protocol, all associated documents, including informational documents, must be reviewed and approved by both Parties and the appropriate IRB(s) before starting the research at each Clinical Research Site. The research and development will be done in strict accordance with the Protocol(s) and no substantive changes in a finalized Protocol will be made unless mutually agreed upon, in writing, by the Parties. Research will not commence (or will continue unchanged, if already in progress) until each substantive change to a Protocol, including those required by either the FDA or the IRB, has been integrated in a way acceptable to the Parties, submitted to the FDA (if applicable) and approved by the appropriate IRB(s). In the event that the IRB or the Data Safety Monitoring Committee recommend changes to the Protocol for reasons of patient safety, those changes may be made immediately provided that the IC or Clinical Investigator promptly notify Collaborator of the intent and need to make such changes and allow Collaborator to comment if reasonably practical. Notwithstanding the foregoing, Collaborator shall be informed promptly of any changes incorporated by the IRB or Data Safety Monitoring Committee and shall be permitted to provide suggestions and comments.

3.7	Investigational Applications.

3.7.1 If an IND is required to perform the research and development activities under this CRADA, then the IC will submit an IND and ensure all Clinical Investigators have completed all necessary registration documents (1572 forms).

3.7.2 If IC files its own IND pursuant to Paragraph 3.7.1 above, then Collaborator agrees to provide IC any background data and information under its control necessary to support the IND. Collaborator further agrees to provide a letter of cross-reference to all pertinent regulatory filings sponsored by Collaborator. Collaborator’s employees will be reasonably available to respond to inquiries from the FDA regarding information and data contained in the Collaborator’s IND, DMF, other filings, or other information and data provided to IC by the Collaborator pursuant to this Article 3. If Collaborator files its own IND filings pursuant to Paragraph 3.7.4 below, then IC agrees to provide Collaborator any background data and information under its control necessary to support the IND and to provide a letter of cross reference to its IND and respond to inquiries related to information provided by IC, as applicable.

3.7.3 If Collaborator supplies Confidential Information to IC in support of an IND filed by IC, this information will be protected in accordance with the corresponding confidentiality provisions of Article 8.

3.7.4 Collaborator may sponsor its own clinical trials and hold its own IND for studies performed outside the scope of this CRADA. These studies, however, should not adversely affect the ability to accomplish the goal of the Research Plan during the term of the CRADA, for example, by competing for the same study population. All data from those clinical trials are proprietary to Collaborator for purposes of this CRADA.

[*****] Raptor Pharmaceutical Corp. has requested confidential treatment of certain portions of this offer letter which have been omitted and filed separately with the U.S. Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934.

3.8

Test Article Information and Supply. Collaborator agrees to use reasonable efforts to provide IC, or its designee as agreed, and on a schedule that will ensure adequate and timely performance of the Research Plan a sufficient quantity of formulated and acceptably labeled, clinical-grade Test Article (and, as required by the Protocol(s), Placebo) to complete the clinical trial(s) agreed to and approved under this CRADA without charge to IC or its designee. Collaborator and IC will agree upon a drug supply schedule which will ensure adequate and timely performance of the Research Plan, prior to commencement of the treatment of the first Human Subject. Collaborator will provide a Certificate of Analysis to IC for each lot of the Test Article provided.

3.9

Test Article Delivery and Usage. Collaborator will ship the Test Article to IC or its designee in containers marked in accordance with 21 C.F.R. § 312.6. IC agrees that the Clinical Investigators will keep appropriate records and take reasonable steps to ensure that the Test Article is used in accordance with the Protocol and applicable FDA regulations, and shall ensure that any contractor or grantee or Clinical Research Site performing research and development activities under this CRADA shall only use the Test Article in accordance with the Protocol and applicable FDA regulations. In addition, IC agrees that the Test Article (and all Confidential Information supplied by Collaborator relating to the Test Article) will be used solely for the conduct of the CRADA research and development activities. Furthermore, IC agrees that no analysis or modification of the Test Article will be performed without Collaborator’s prior written consent. At the completion of the Research Plan, any unused quantity of Test Article will be returned to Collaborator or disposed as directed by Collaborator. Pharmacy contacts at IC or its designee will be determined by IC and communicated to Collaborator.

3.10	Monitoring.

3.10.1 The Sponsor or its designee will be primarily responsible for monitoring clinical sites and for assuring the quality of all clinical data, unless otherwise stated in the Research Plan. Monitoring will comply with FDA Good Clinical Practice (International Conference on Harmonisation (ICH) E6: “Good Clinical Practice: Consolidated Guidance; 62 Federal Register 25, 691 (1997)). The other Party may also perform quality assurance oversight. The monitor will communicate significant Protocol violations and submit documentation of monitoring outcomes on Protocol insufficiencies to the other Party in a timely manner.

3.10.2 Subject to the restrictions in Article 8 concerning IPI, IC will obtain or has obtained permission from the Clinical Research Sites for the Collaborator or its designee(s) to access the Clinical Research Sites to monitor the conduct of the research, as well as to audit source documents containing Raw Data, to the extent necessary to verify compliance with FDA Good Clinical Practice and the Protocol(s); provided Collaborator and IC agree in advance to 1) reasonable advance notice 2) reasonable monitoring times, and 3) reasonable reimbursement by Collaborator to Clinical Research Sites for the time and materials required to provide the personnel and documents that will be required for the audit.

[*****] Raptor Pharmaceutical Corp. has requested confidential treatment of certain portions of this offer letter which have been omitted and filed separately with the U.S. Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934.

3.10.3 In the performance of the CRADA, IC will, and the Clinical Investigators are obligated to, use reasonable efforts to accurately and efficiently perform the Research Plan as agreed between the Parties under this Agreement. This shall include, without limitation:

(i)	exercising independent medical judgment as to the compatibility of each Human Subject with the Protocol requirements;

(ii)

notifying Collaborator and IRB in writing in no event later than the time periods specified by the applicable regulations, of any Adverse Drug Experience or Adverse Event which occur during the performance of the CRADA;

(iii)

notifying Collaborator and IRB promptly in writing of any deviations from the Protocol and the dates of and reasons for any deviations from the Protocol; provided that prior written approval by Collaborator is required for any deviations from the Protocol except for reasons of patient safety as set forth under Paragraph 3.6 above;

(iv)

notifying Collaborator in writing of the withdrawal of IRB approval of any part of the Protocol including any Clinical Investigator’s participation in the conduct of the Protocol promptly, and in any event within five (5) days, following receipt of notice from the IRB of such withdrawal of approval; and

(v)

notifying Collaborator and IRB in writing promptly of any failure to obtain informed consent from any Human Subject prior to use of the Test Article in connection with such Human Subject, and in any event within five (5) days, after discovery of such use.

3.11

FDA Meetings/Communications. All meetings with the FDA concerning any clinical trial within the scope of the Research Plan will be discussed by Collaborator and IC in advance. Each Party reserves the right to take part in setting the agenda for, to attend, and to participate in these meetings and IC agrees not to object to Collaborator’s attendance at any meetings with the FDA with an established agenda directed to and within the scope of the Research Plan. IC agrees to provide Collaborator with copies of FDA meeting minutes after such meetings, regardless of whether Collaborator attends, as well as copies of all transmittal letters for IND submissions, IND safety reports, formal questions and responses that will be submitted to the FDA, Annual Reports, and official FDA correspondence, pertaining either to the INDs under this CRADA or to the Clinical Investigators on Protocols performed in accordance with the Research Plan a reasonable time period prior to submittal to the FDA to allow Collaborator to review prior to submittal, when practicable, except to the extent that those documents contain the proprietary information of a third party or dissemination is prohibited by law. IC will consider Collaborator’s comments with regard to any response or letters sent to the FDA prior to their submittal.

[*****] Raptor Pharmaceutical Corp. has requested confidential treatment of certain portions of this offer letter which have been omitted and filed separately with the U.S. Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934.

Article 4.	Reports

4.1

Interim Research and Development Reports. The NIH CRADA Extramural Investigator/Officer(s) and CRADA Collaborator PI(s) should exchange information regularly, in writing. This exchange may be accomplished through meeting minutes, detailed correspondence, circulation of draft manuscripts, Steering Committee reports, copies of Annual Reports and any other reports updating the progress of the CRADA research. However, the Parties must exchange updated Investigator’s Brochure, formulation and preclinical data, and toxicology findings, as they become available.

4.2

Final Research and Development Reports. The Parties will exchange final reports of their results within six (6) months after the expiration or termination of this CRADA. These reports will set forth the technical progress made; any publications arising from the research; and the existence of invention disclosures of potential CRADA Subject Inventions and/or any corresponding Patent Applications.

4.3

Fiscal Reports. If Collaborator has agreed to provide funding to IC under this CRADA and upon the request of Collaborator, then each calendar year and concurrent with the exchange of final research and development reports according to Paragraph 4.2, IC will submit to Collaborator a statement of all costs incurred by IC for the CRADA. If the CRADA has been terminated, IC will specify any costs incurred before the date of termination for which IC has not received funds from Collaborator, as well as for all reasonable termination costs including the cost of returning Collaborator property or removal of abandoned Collaborator property, for which Collaborator will be responsible.

4.4

Safety Reports. In accordance with FDA requirements, the IC will establish and maintain records and submit safety reports to the FDA, as required by 21 C.F.R. § 312.32 and 21 C.F.R. 812.150(b)(1), or other applicable regulations. In the conduct of research under this CRADA, the Parties will comply with specific IC guidelines and policies for reporting ADEs and AEs, as well as procedures specified in the Protocol(s). The Sponsor must provide the other Party with copies of all safety reports concurrently with their submission to the FDA, and with any other information affecting the safety of Human Subjects in research conducted under this CRADA.

4.5

Annual Reports. The Sponsor will provide the other Party a copy of the Annual Report concurrently with the submission of the Annual Report to the FDA. Annual Reports will be kept confidential in accordance with Article 8.

[*****] Raptor Pharmaceutical Corp. has requested confidential treatment of certain portions of this offer letter which have been omitted and filed separately with the U.S. Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934.

Article 5.	Staffing, Financial, and Materials Obligations

5.1

IC and Collaborator Contributions. The contributions of any staff, funds, materials, and equipment by the Parties are set forth in Appendix B. The Federal Technology Transfer Act of 1986, 15 U.S.C. § 3710a(d)(1) prohibits IC from providing funds to Collaborator for any research and development activities under this CRADA.

5.2

IC Staffing. No IC employees will devote 100% of their effort or time to the research and development activities under this CRADA. IC will not use funds provided by Collaborator under this CRADA for IC personnel to pay the salary of any permanent IC employee. Although personnel hired by IC using CRADA funds will focus principally on CRADA research and development activities, Collaborator acknowledges that these personnel may nonetheless make contributions to other research and development activities, and the activities will be outside the scope of this CRADA.

5.3

Collaborator Funding. Collaborator acknowledges that Government funds received by Collaborator from an agency of the Department of Health and Human Services may not be used to fund IC under this CRADA. If Collaborator has agreed to provide funds to IC then the payment schedule appears in Appendix B and Collaborator will make payments according to that schedule. If Collaborator fails to make any scheduled payment, IC will not be obligated to perform any of the research and development activities specified herein or to take any other action required by this CRADA until the funds are received. IC will use these funds exclusively for the purposes of this CRADA and upon notice of any event that will cause significant delay in the conduct of the Research Plan, IC shall use reasonable efforts to delay the further commitment of any funds provided to or to be provided to IC by Collaborator in accordance with Appendix B. Each Party will maintain separate and distinct current accounts, records, and other evidence supporting its financial obligations under this CRADA and, upon written request, will provide the other Party a Fiscal Report according to Paragraph 4.3, which delineates all payments made and all obligated expenses, along with the Final Research Report described in Paragraph 4.2.

5.4

Capital Equipment. Collaborator’s commitment, if any, to provide IC with capital equipment to enable the research and development activities under the Research Plan appears in Appendix B. If Collaborator transfers to IC the capital equipment or provides funds for IC to purchase it, then IC will own the equipment. If Collaborator loans capital equipment to IC for use during the CRADA, Collaborator will be responsible for paying all costs and fees associated with the transport, installation, maintenance, repair, removal, or disposal of the equipment, and IC will not be liable for any damage to the equipment.

[*****] Raptor Pharmaceutical Corp. has requested confidential treatment of certain portions of this offer letter which have been omitted and filed separately with the U.S. Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934.

Article 6.	Intellectual Property

6.1

Ownership of CRADA Subject Inventions and CRADA Data. Subject to the Government license described in Paragraph 7.5, the sharing requirements of Paragraph 8.1 and the regulatory filing requirements and other provisions of Paragraph 8.2, the producing Party will retain sole ownership of and title to all CRADA Subject Inventions and all copies of CRADA Data produced solely by its employee(s). The Parties will own jointly all CRADA Subject Inventions invented jointly. An IC contractor’s or grantee’s rights in data and materials it generates will not be affected by this CRADA, except as otherwise provided to IC in accordance with its funding agreement with IC as a contractor or grantee to conduct the Research Plan.

6.2

Reporting. The Parties will promptly report to each other in writing each CRADA Subject Invention reported by their respective personnel, and any Patent Applications filed thereon, resulting from the research and development activities conducted under this CRADA. Each Party will report all CRADA Subject Inventions to the other Party in sufficient detail to determine inventorship, which will be determined in accordance with U.S. patent law. These reports will be treated as Confidential Information in accordance with Article 8. Formal reports will be made by and to the Patenting and Licensing Offices identified on the Contacts Information Page herein.

6.3

Filing of Patent Applications. Each Party will make timely decisions regarding the filing of Patent Applications on the CRADA Subject Inventions made solely by its employee(s), and will notify the other Party in advance of filing. Collaborator will have the first opportunity to file a Patent Application on joint CRADA Subject Inventions and will notify NIH of its decision within sixty (60) days of an Invention being reported or at least thirty (30) days before any patent filing deadline, whichever occurs sooner. If Collaborator fails to notify NIH of its decision within that time period or notifies NIH of its decision not to file a Patent Application, then NIH has the right to file a Patent Application on the joint CRADA Subject Invention, and if NIH files a Patent Application, Collaborator will be notified and the Parties will cooperate with each other concerning any claims on which Collaborator’s employee is an inventor or co-inventor. Neither Party will be obligated to file a Patent Application. Collaborator will place the following statement in any Patent Application it files on a CRADA Subject Invention: “This invention was created in the performance of a Cooperative Research and Development Agreement with National Institutes of Health, an Agency of the Department of Health and Human Services. The Government of the United States has certain rights in this invention.” If either Party files a Patent Application on a joint CRADA Subject Invention, then the filing Party will include a statement within the Patent Application that clearly identifies the Parties and states that the joint CRADA Subject Invention was made under this CRADA.

6.4

Patent Expenses. Unless agreed otherwise, the Party filing a Patent Application will pay all preparation and filing expenses, prosecution fees, issuance fees, post issuance fees, patent maintenance fees, annuities, interference expenses, and attorneys’ fees for that Patent Application and any resulting Patent(s). If an exclusive license to any CRADA Subject Invention is granted to Collaborator, then Collaborator will be responsible for all expenses and fees, past and future, in connection with the preparation, filing, prosecution, and maintenance for such Patent Applications and Patents claiming exclusively licensed CRADA Subject Inventions. If a nonexclusive license to any CRADA Subject Invention is granted to Collaborator, then Collaborator will be responsible for a pro-rated share, divided equally among all licensees, of those expenses and fees for non-exclusively licensed CRADA Subject Inventions. Collaborator may waive its exclusive option rights at any time, and incur no subsequent financial obligation for those Patent Application(s) or Patent(s).

[*****] Raptor Pharmaceutical Corp. has requested confidential treatment of certain portions of this offer letter which have been omitted and filed separately with the U.S. Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934.

6.5

Prosecution of Patent Applications. The Party filing a Patent Application will provide the non-filing Party with a copy of any official communication relating to prosecution of the Patent Application within thirty (30) days of transmission of the communication. Each Party will also provide the other Party with the power to inspect and make copies of all documents retained in the applicable Patent Application or Patent file. The Parties agree to consult with each other regarding the prosecution of Patent Applications directed to joint CRADA Subject Inventions. If Collaborator elects to file and prosecute Patent Applications on joint CRADA Subject Inventions, then Collaborator agrees to use the U.S.P.T.O. Customer Number Practice and/or grant NIH a power(s) of attorney (or equivalent) necessary to assure NIH access to its intellectual property rights in these Patent Applications. NIH and Collaborator will cooperate with each other to obtain necessary signatures on Patent Applications, assignments, or other documents.

Article 7.	Licensing

7.1

Background Inventions. Nothing in this CRADA will be construed to grant any rights in one Party’s Background Invention(s) to the other Party, except to the extent necessary for the Parties to conduct the research and development activities described in the Research Plan.

7.2

Collaborator’s License Option to CRADA Subject Inventions. NIH hereby grants to Collaborator a non-exclusive, royalty-free, perpetual, irrevocable, transferable, worldwide internal research use license with respect to any NIH sole CRADA Subject Invention for which a Patent Application was filed. With respect to Government rights to any CRADA Subject Invention made solely by an IC employee(s) or made jointly by IC employee(s) and a Collaborator employee(s) for which a Patent Application was filed NIH hereby grants to Collaborator an exclusive option to elect an exclusive worldwide license to make, have made, use, offer for sale, sell, import and otherwise exploit such CRADA Subject Invention. Such exclusive license will be substantially in the form of the appropriate model PHS license agreement and will fairly reflect the nature of the CRADA Subject Invention, the relative contributions of the Parties to the CRADA Subject Invention and the CRADA, a plan for the development and marketing of the CRADA Subject Invention, the risks incurred by Collaborator, and the costs of subsequent research and development needed to bring the CRADA Subject Invention to the marketplace. Such exclusive license will also be granted with a defined field of use not to exceed the scope of the Research Plan, provided that the Parties shall amend the Research Plan from time-to-time to reflect any additional research and development activities performed in connection with this CRADA that are not reflected in the then-current Research Plan. Such exclusive license, to be negotiated by NIH and Collaborator, will also include the right to grant and authorize sublicenses subject to certain limitations.

[*****] Raptor Pharmaceutical Corp. has requested confidential treatment of certain portions of this offer letter which have been omitted and filed separately with the U.S. Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934.

7.3

Exercise of Collaborator’s License Option. To exercise the option of Paragraph 7.2 Collaborator must submit a written notice to the PHS Patenting and Licensing Contact identified on the Contacts Information Page (and provide a copy to the IC Contact for CRADA Notices) within [*****] In the absence of Collaborator’s exercise of the option, NIH will be free to license the CRADA Subject Invention to others. The foregoing time periods for the option and negotiation of an exclusive license above may be extended at the sole discretion of NIH upon good cause shown in writing by Collaborator and NIH shall not negotiate with, or grant any rights to, a third party with respect to such CRADA Subject Inventions during such time periods.

7.4

Government License in IC Sole CRADA Subject Inventions and Joint CRADA Subject Inventions. Pursuant to 15 U.S.C. § 3710a(b)(1)(A), for CRADA Subject Inventions owned solely by IC or jointly by IC and Collaborator, and licensed pursuant to the option of Paragraph 7.2, Collaborator grants to the Government nonexclusive, nontransferable, irrevocable, paid-up license to practice the CRADA Subject Invention or have the CRADA Subject Invention practiced throughout the world by or on behalf of the Government. In the exercise of this license, the Government will not publicly disclose trade secrets or commercial or financial information that is privileged or confidential within the meaning of 5 U.S.C. § 552(b)(4) or which would be considered privileged or confidential if it had been obtained from a non-federal party.

7.5

Government License in Collaborator Sole CRADA Subject Inventions. Pursuant to 15 U.S.C. § 3710a(b)(2), for CRADA Subject Inventions made solely by an employee of Collaborator, Collaborator grants to the Government a nonexclusive, nontransferable, irrevocable, paid-up license to practice the CRADA Subject Invention or have the CRADA Subject Invention practiced throughout the world by or on behalf of the Government for research or other Government purposes. In the exercise of this license, the Government will not publicly disclose trade secrets or commercial or financial information that is privileged or confidential within the meaning of 5 U.S.C. § 552(b)(4) or which would be considered privileged or confidential if it had been obtained from a non-federal party.

[*****] Raptor Pharmaceutical Corp. has requested confidential treatment of certain portions of this offer letter which have been omitted and filed separately with the U.S. Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934.

7.6

Third Party License. Pursuant to 15 U.S.C. § 3710a(b)(1)(B), if PHS grants Collaborator an exclusive license to a CRADA Subject Invention made solely by an IC employee or jointly with a Collaborator employee, the Government will retain the right to require Collaborator to grant to a responsible applicant a nonexclusive, partially exclusive, or exclusive sublicense to use the CRADA Subject Invention in Collaborator’s licensed field of use on terms that are reasonable under the circumstances; or, if Collaborator fails to grant a license, to grant a license itself. The exercise of these rights by the Government will only be in exceptional circumstances and only if the Government determines (i) the action is necessary to meet health or safety needs that are not reasonably satisfied by Collaborator, (ii) the action is necessary to meet requirements for public use specified by federal regulations, and such requirements are not reasonably satisfied by Collaborator; or (iii) Collaborator has failed to comply with an agreement containing provisions described in 15 U.S.C. § 3710a(c)(4)(B). The determination made by the Government under this Paragraph is subject to administrative appeal and judicial review under 35 U.S.C. § 203(b).

7.7

Third-Party Rights In IC Sole CRADA Subject Inventions. For a CRADA Subject Invention conceived prior to the Effective Date solely by an IC employee that is first actually reduced to practice after the Effective Date in the performance of the Research Plan, the option offered to Collaborator in Paragraph 7.2 may be restricted if, prior to the Effective Date, PHS had filed a Patent Application and has either offered or granted a license in the CRADA Subject Invention to a third party. Collaborator nonetheless retains the right to apply for a license to any such CRADA Subject Invention in accordance with the terms and procedures of 35 U.S.C. § 209 and 37 C.F.R. Part 404.

7.8

Joint CRADA Subject Inventions Not Exclusively Licensed by Collaborator. If Collaborator does not acquire an exclusive commercialization license in a joint CRADA Subject Invention in all fields of use then, for those fields of use not exclusively licensed to Collaborator, each Party will have the right to use the joint CRADA Subject Invention and to license its use to others, and each Party will cooperate with the other, as necessary, to fulfill international licensing requirements without obligation of accounting to the other Party for such use or activities. The Parties may agree to a joint licensing approach for any remaining fields of use.

Article 8.	Rights of Access and Publication

8.1	Right of Access to CRADA Data and Human Biological Specimens. [*****]

8.2	Use of CRADA Data. [*****]

8.2.1	CRADA Data. [*****]

8.3

Confidential Information. The Parties agree that the Protocol contains proprietary information regarding the Test Article which is the Confidential Information of Collaborator. The Collaborator’s Confidential Information contained in the Protocol shall be subject to the obligations contained in Article 8 notwithstanding that the Protocol was developed prior to the Effective Date. Each Party agrees to limit its disclosure of Confidential Information of the other Party to the amount necessary to carry out the Research Plan or in accordance with this Article 8. A Party orally disclosing Confidential Information to the other Party will summarize the disclosure in writing and provide it to the other Party within fifteen (15) days of the disclosure. Each Party receiving Confidential Information of the other Party agrees to use it only for the purposes described in the Research Plan or in accordance with this Article 8. Either Party may object to the designation of information as Confidential Information by the other Party.

[*****] Raptor Pharmaceutical Corp. has requested confidential treatment of certain portions of this offer letter which have been omitted and filed separately with the U.S. Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934.

8.4

Protection of Confidential Information. Confidential Information will not be disclosed, copied, reproduced or otherwise made available to any other person or entity without the consent of the owning or providing Party except as required by a court or administrative body of competent jurisdiction, or federal law or regulation or as expressly provided herein. Each Party agrees to use reasonable efforts to maintain the confidentiality of Confidential Information of the other Party, which will in no instance be less effort than the Party uses to protect its own Confidential Information. Each Party may use and disclose such Confidential Information of the other Party to its employees, contractors, grantees and agents who have a reasonable need to know such Confidential Information in exercise of its rights or in performance of its obligations under this CRADA; provided that such employees, contractors, grantees and agents are bound by written obligations of confidentiality at least as protective of such Confidential Information as the terms of this Article 8. Each Party agrees that a Party receiving Confidential Information will not be liable for the disclosure of that portion of the Confidential Information which, after notice to and consultation with the disclosing Party, the receiving Party determines may not be lawfully withheld, provided the disclosing Party has been given a reasonable opportunity to seek a court order to enjoin disclosure.

8.5

Human Subject Protection. The research to be conducted under this CRADA involves Human Subjects or human tissues within the meaning of 45 C.F.R. Part 46, and all research to be performed under this CRADA will conform to the Protocol, this Agreement, and all applicable laws, rules and regulations for protecting the rights, safety and welfare of human subjects and for control of new drugs under investigation. Additional information is available from the HHS Office for Human Research Protections (http://.hhs.gov/ohrp/).

8.6

Duration of Confidentiality Obligation. The obligation to maintain the confidentiality of Confidential Information will expire at the earlier of the date when the information is no longer Confidential Information as defined in Article 2 or [*****] after the expiration or termination date of this CRADA, except for IPI, for which the obligation to maintain confidentiality will extend indefinitely. Collaborator may request an extension to this term when necessary to protect Confidential Information relating to Collaborator’s products not yet commercialized.

[*****] Raptor Pharmaceutical Corp. has requested confidential treatment of certain portions of this offer letter which have been omitted and filed separately with the U.S. Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934.

8.7

Publication. The Parties are encouraged to make publicly available the results of their research and development activities, and IC will use reasonable efforts to make publicly available the results of the Clinical Trial, including the relevant Summary Data, as soon as practicable without compromising any right of publication by IC or its Clinical Research Sites; it being understood that any presentations at scientific meetings and published abstracts, as well as any media coverage based thereon, will not compromise any such rights of publication. The IC and/or the Clinical Investigators will endeavor to present the results of the Clinical Trial, including the relevant Summary Data, at the earliest upcoming scientific meeting. Subject to approval (not to be unreasonably withheld) by the Steering Committee pursuant to this Section 8.7, Collaborator will be able to disclose such results that are presented at the above-referenced scientific meeting or thereafter covered by the media in its own press release or other public disclosure. Before either Party submits a paper or abstract for publication that includes, or otherwise intends to publicly disclose, such as in a press release, CRADA Data or information about CRADA Data or a CRADA Subject Invention that has not been previously published or publicly disclosed as approved by the Steering Committee pursuant to this Paragraph 8.7, the other Party will have thirty (30) days to review the proposed manuscript or other disclosure (except that the other Party will have seven (7) days to review any proposed oral presentation, abstract or press release) to assure that Confidential Information is protected. Either Party may request in writing that the proposed publication or other disclosure be delayed for up to sixty (60) additional days as necessary to file a Patent Application. Collaborator understands and agrees that all proposed publications or disclosures related to the results of the Clinical Trial, including press releases, must be reviewed and approved (not to be unreasonably withheld) by the Steering Committee before being submitted for publication or disclosed; provided that the review process will be conducted as promptly as is practicable.

8.8

Clinical Investigators’ Research and Development Activities. Although this CRADA does not grant to Collaborator any rights to Inventions made or Raw Data generated by IC’s contractors or grantees, as they are not parties to this CRADA, IC agrees that:

8.8.1

Subject to the other provisions of Article 8 of this CRADA, IC will maintain, to the extent permitted by law, all CRADA Data as Confidential Information, and will provide or otherwise make available all CRADA Data to Collaborator for the exclusive rights to use, disclose and otherwise exploit, and to authorize any third party to use, disclose and otherwise exploit, all such data for the development and commercialization of Test Article (including the use of any CRADA Data in regulatory filings to obtain and maintain regulatory approval thereof). Subject to Paragraph 8.8.4 below, IC shall not use, disclose or otherwise exploit, or authorize any third party to use, disclose or otherwise exploit, any CRADA Data for those purposes. IC will maintain, to the extent permitted by law, all CRADA Data as Confidential Information, until publication, and will provide or otherwise make available all CRADA Data to Collaborator for the non-exclusive rights to use, disclose and otherwise exploit, and to authorize any third party to use, disclose and otherwise exploit such data for the development and commercialization of other formulations of the Test Article. Nothing in this Agreement will prevent any Clinical Research Site or Clinical Investigator from using their Raw Data for any purpose.

[*****] Raptor Pharmaceutical Corp. has requested confidential treatment of certain portions of this offer letter which have been omitted and filed separately with the U.S. Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934.

8.8.2

With regard to any of Collaborator’s Confidential Information that is provided to the Clinical Research Sites, IC will require the Clinical Investigators to agree to confidentiality provisions at least as restrictive as those provided in this CRADA.

8.8.3

If Collaborator wants access to Raw Data or any other data in the possession of the Clinical Investigators working with Test Article, Collaborator must first contact the NIH CRADA Extramural Investigator/Officer(s). Collaborator will bear any costs associated with Raw Data provided in formats customized for Collaborator.

8.8.4

Collaborator’s right to access CRADA Data under Paragraph 8.8 is dependent upon Collaborator’s continued development and commercialization of Test Article. If Collaborator fails to continue development or commercialization of Test Article without the transfer of its development or commercialization efforts to another party within ninety (90) days of IC’s written request to Collaborator to do so, IC has the right to make CRADA Data available to a third party.

Article 9.	Representations and Warranties

9.1	Representations of IC IC hereby represents to Collaborator that:

9.1.1

IC has the requisite power and authority to enter into this CRADA and to perform according to its terms, and that IC’s official signing this CRADA has authority to do so. IC’s performance of this CRADA in accordance with its terms does not conflict with any obligations of IC under any agreement with a third party.

9.1.2

To the best of its knowledge and belief, neither IC nor any of its personnel involved in this CRADA is presently subject to debarment or suspension by any agency of the Government which would directly affect its performance of the CRADA. IC shall not, and the IC will require the Clinical Investigators not to, knowingly employ, contract with, retain or use any person directly or indirectly to perform services under this Agreement if such person is debarred pursuant to the Generic Drug Enforcement Act of 1992, as amended (21 U.S.C. § 301 et. seq., or regulations promulgated thereunder or similar laws or regulations in any applicable ex-U.S. jurisdiction) or that is subject to proceedings that may lead to such debarment. Should IC, the Clinical Investigators or any such person directly or indirectly performing services under this Agreement be debarred, or subject to proceedings that may lead to such debarment during the term of this CRADA, IC will notify Collaborator within thirty (30) days of when it becomes aware of any such debarment or proceedings that may lead to debarment.

[*****] Raptor Pharmaceutical Corp. has requested confidential treatment of certain portions of this offer letter which have been omitted and filed separately with the U.S. Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934.

9.2	Representations and Warranties of Collaborator. Collaborator hereby represents and warrants to IC that:

9.2.1	Collaborator has the requisite power and authority to enter into this CRADA and to perform according to its terms, and that Collaborator’s official signing this CRADA has authority to do so.

9.2.2

Neither Collaborator nor any of its personnel involved in this CRADA, including Affiliates, agents, and contractors are presently subject to debarment or suspension by any agency of the Government. Should Collaborator or any of its personnel involved in this CRADA be debarred or suspended during the term of this CRADA, Collaborator will notify IC within thirty (30) days of receipt of final notice.

9.2.3	Subject to Paragraph 12.3, and if and to the extent Collaborator has agreed to provide funding under Appendix B, Collaborator is financially able to satisfy these obligations in a timely manner.

9.2.4

The Test Article provided has been produced in accordance with the FDA’s current Good Manufacturing Practice set out in 21 C.F.R. §§ 210-211, and ICH QA7, and meets the specifications cited in the Certificate of Analysis and Investigator’s Brochure provided.

Article 10.	Expiration and Termination

10.1

Expiration. This CRADA will expire on the last date of the term set forth on the Summary Page. In no case will the term of this CRADA extend beyond the term indicated on the Summary Page unless it is extended in writing in accordance with Paragraph 13.6.

10.2	Termination by Mutual Consent. IC and Collaborator may terminate this CRADA at any time by mutual written consent.

10.3	Unilateral Termination. Either IC or Collaborator may unilaterally terminate this CRADA at any time by providing written notice at least [*****] before the desired termination date.

10.4	Effects of Expiration or Termination.

10.4.1 Expiration or Termination by IC or by Collaborator for Safety or Breach. In the event of expiration of this CRADA, termination of this CRADA by IC for any reason pursuant to Paragraph 10.3 above, or termination of this CRADA by Collaborator for reasons of safety concerns or breach by IC or IC’s contractors or grantees (including the Clinical Research Sites and Clinical Investigators) of its obligations with respect to the research and development activities to be carried out under this CRADA, IC shall return to Collaborator any and all funds provided by Collaborator to IC as of such expiration or termination [*****] and Collaborator shall have no further obligations to provide any funds to IC after such expiration or termination.

[*****] Raptor Pharmaceutical Corp. has requested confidential treatment of certain portions of this offer letter which have been omitted and filed separately with the U.S. Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934.

10.4.2 Termination by Collaborator for Reasons other than Safety or Breach. [*****]

10.5

New Commitments. Except as expressly provided under Paragraph 10.4 above, neither Party will incur new costs and expenses related to this CRADA after expiration, mutual termination, or a written notice of a termination, and will, to the extent feasible, cancel all outstanding commitments and contracts by the termination date.

10.6

Continuation of Research Plan. If this CRADA is terminated before its expiration, and the clinical trial to be performed or performed pursuant to the Research Plan under this CRADA is performed or continues to be performed after such termination, each Party shall have the rights and licenses to CRADA Data as set forth herein with respect to any data generated in the performance of such clinical trial after such termination of this CRADA that would have been included within the definitions of CRADA Data if this CRADA had not been so terminated.

Article 11.	Disputes

11.1	Settlement. [*****]

11.2

Continuation of Work. Pending the resolution of any dispute or claim pursuant to this Article 11, the Parties agree that performance of all obligations will be pursued diligently to the extent possible.

Article 12.	Liability

12.1

NO WARRANTIES. EXCEPT AS SPECIFICALLY STATED IN ARTICLE 9, THE PARTIES MAKE NO EXPRESS OR IMPLIED WARRANTY AS TO ANY MATTER WHATSOEVER, INCLUDING THE CONDITIONS OF THE RESEARCH, TEST ARTICLE OR ANY INVENTION OR MATERIAL, WHETHER TANGIBLE OR INTANGIBLE, MADE OR DEVELOPED UNDER OR OUTSIDE THE SCOPE OF THIS CRADA, OR THE OWNERSHIP, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE OF THE RESEARCH, TEST ARTICLE OR ANY INVENTION OR MATERIAL, OR THAT A TECHNOLOGY UTILIZED BY A PARTY IN THE PERFORMANCE OF THE RESEARCH PLAN DOES NOT INFRINGE ANY THIRD-PARTY PATENT RIGHTS.

12.2	Indemnification and Liability. [*****]

[*****] Raptor Pharmaceutical Corp. has requested confidential treatment of certain portions of this offer letter which have been omitted and filed separately with the U.S. Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934.

12.3

Force Majeure. Neither Party will be liable for any unforeseeable event beyond its reasonable control and not caused by its own fault or negligence, which causes the Party to be unable to perform its obligations under this CRADA, and which it has been unable to overcome by the exercise of due diligence. If a force majeure event occurs, the Party unable to perform will promptly notify the other Party. It will use its best efforts to resume performance as quickly as possible and will suspend performance only for such period of time as is necessary as a result of the force majeure event.

Article 13.	Miscellaneous

13.1

Governing Law. The construction, validity, performance and effect of this CRADA will be governed by U.S. federal law, as applied by the federal courts in the District of Columbia. If any provision in this CRADA conflicts with or is inconsistent with any U.S. federal law or regulation, then the U.S. federal law or regulation will preempt that provision.

13.2

Compliance with Law. IC and Collaborator agree that they will comply with, and advise any contractors, grantees, or agents they have engaged to conduct the CRADA research and development activities to comply with, all applicable Executive Orders, statutes, and HHS regulations relating to research on human subjects (45 C.F.R. Part 46, 21 C.F.R. Parts 50 and 56) and relating to the appropriate care and use of laboratory animals (7 U.S.C. §§ 2131 et seq.; 9 C.F.R. Part 1, Subchapter A). IC and Collaborator will advise any contractors, grantees, or agents they have engaged to conduct clinical trials for this CRADA that they must comply with all applicable federal regulations for the protection of Human Subjects, which may include the Standards for Privacy of Individually Identifiable Health Information set forth in 45 C.F.R. Part 164. Collaborator agrees to ensure that its employees, contractors, and agents who might have access to a “select agent or toxin” (as that term is defined in 42 C.F.R. §§ 73.4-73.5) transferred from IC is properly licensed to receive the “select agent or toxin.”

13.3

Waivers. None of the provisions of this CRADA will be considered waived by any Party unless a waiver is given in writing to the other Party. The failure of a Party to insist upon strict performance of any of the terms and conditions hereof, or failure or delay to exercise any rights provided herein or by law, will not be deemed a waiver of any rights of any Party.

13.4	Headings. Titles and headings of the articles and paragraphs of this CRADA are for convenient reference only, do not form a part of this CRADA, and will in no way affect its interpretation.

13.5	Severability. The illegality or invalidity of any provisions of this CRADA will not impair, affect, or invalidate the other provisions of this CRADA.

[*****] Raptor Pharmaceutical Corp. has requested confidential treatment of certain portions of this offer letter which have been omitted and filed separately with the U.S. Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934.

13.6

Amendments. Minor modifications to the Research Plan may be made by the mutual written consent of the NIH CRADA Extramural Investigator/Officer(s) and CRADA Collaborator PI(s). Substantial changes to the CRADA, extensions of the term, or any changes to Appendix C will become effective only upon a written amendment signed by the signatories to this CRADA or by their representatives duly authorized to execute an amendment. A change will be considered substantial if it directly expands the range of the potential CRADA Subject Inventions, alters the scope or field of any license option governed by Article 7, or requires a significant increase in the contribution of resources by either Party.

13.7

Assignment. Neither this CRADA nor any rights or obligations of any Party hereunder shall be assigned or otherwise transferred by either Party without the prior written consent of the other Party. The Collaborator acknowledges the applicability of 41 U.S.C. § 15, the Anti Assignment Act, to this Agreement. The Parties agree that the identity of the Collaborator is material to the performance of this CRADA and that the duties under this CRADA are nondelegable; provided, however, that Collaborator may request assignment of this CRADA to an entity that acquires all or substantially all of the business or assets of Collaborator related to the Test Article and ICD will not unreasonably deny such request within a reasonable time period. If IC denies such request or fails to approve such request within thirty (30) days, Collaborator shall be permitted to terminate this Agreement immediately upon written notice in accordance with Paragraph 10.3 above.

13.8

Notices. All notices pertaining to or required by this CRADA will be in writing, signed by an authorized representative of the notifying Party, and delivered by first class, registered, or certified mail, or by an express/overnight commercial delivery service, prepaid and properly addressed to the other Party at the address designated on the Contacts Information Page, or to any other address designated in writing by the other Party. Notices will be considered timely if received on or before the established deadline date or sent on or before the deadline date as verifiable by U.S. Postal Service postmark or dated receipt from a commercial carrier. Notices regarding the exercise of license options will be made pursuant to Paragraph 7.3. Either Party may change its address by notice given to the other Party in the manner set forth above.

13.9

Independent Contractors. The relationship of the Parties to this CRADA is that of independent contractors and not agents of each other or joint ventures or partners. Each Party will maintain sole and exclusive control over its personnel and operations.

[*****] Raptor Pharmaceutical Corp. has requested confidential treatment of certain portions of this offer letter which have been omitted and filed separately with the U.S. Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934.

13.10

Use of Name; Press Releases. By entering into this CRADA, the Government does not directly or indirectly endorse any product or service that is or will be provided, whether directly or indirectly related to either this CRADA or to any patent or other intellectual-property license or agreement that implements this CRADA by Collaborator, its successors, assignees, or licensees. Collaborator will not in any way state or imply that the Government or any of its organizational units or employees endorses any product or services. Each Party agrees to provide proposed press releases that reference or rely upon the work under this CRADA to the other Party for review and comment at least five (5) business days before publication; and each Party shall not unreasonably withhold making the requested changes of the other Party. Either Party may disclose the Title and Abstract of the CRADA to the public without the approval of the other Party.

13.11	Reasonable Consent. Whenever a Party’s consent or permission is required under this CRADA, its consent or permission will not be unreasonably withheld.

13.12

Export Controls. Collaborator agrees to comply with U.S. export law and regulations. If Collaborator has a need to transfer any IC Materials or IC’s Confidential Information to a person located in a country other than the United States, to an Affiliate organized under the laws of a country other than the United States, or to an employee of Collaborator in the United States who is not a citizen or permanent resident of the United States, Collaborator will acquire any and all necessary export licenses and other appropriate authorizations.

13.13

Entire Agreement. This CRADA, including the Appendices attached hereto, constitutes the entire agreement between the Parties concerning the subject matter of this CRADA and supersedes any prior understanding or written or oral agreement. Specifically Confidential Disclosure Agreement DK-09-0345 effective June 23, 2009 (the “Confidentiality Agreement”) is superseded by this CRADA; provided however, the foregoing shall not be interpreted as a waiver of any remedies available to either Party as a result of any breach, prior to the effective date of this CRADA, by the other Party of its obligations pursuant to the Confidentiality Agreement. All information disclosed by either Party pursuant to the Confidentiality Agreement shall be deemed to be such Party’s Confidential Information disclosed hereunder. In the event of any conflict between this CRADA and any of the Appendices attached hereto, this CRADA shall control.

13.14

Survivability. The provisions of Paragraphs 3.3, 3.4, 4.2, 4.3, 4.4, 6.1-9.2, 10.4, 10.5, 10.6, 11.1, 11.2, 12.1-12.3, 13.1-13.3, 13.7, 13.10 and 13.14 will survive any expiration or early termination of this CRADA. In addition, the provisions of Paragraphs 3.1, 3.2, 3.6, 3.7, 3.8, 3.9, 3.10, 3.11, 4.1, 4.5, 13.6, 13.8, 13.9, and 13.11 will survive if the CRADA is terminated early by Collaborator pursuant to Paragraph 10.3 unless such termination is for safety concerns.

[*****] Raptor Pharmaceutical Corp. has requested confidential treatment of certain portions of this offer letter which have been omitted and filed separately with the U.S. Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934.

SIGNATURE PAGE

ACCEPTED AND AGREED

BY EXECUTING THIS AGREEMENT, EACH PARTY REPRESENTS THAT ALL STATEMENTS MADE HEREIN ARE TRUE, COMPLETE, AND ACCURATE TO THE BEST OF ITS KNOWLEDGE. COLLABORATOR ACKNOWLEDGES THAT IT MAY BE SUBJECT TO CRIMINAL, CIVIL, OR ADMINISTRATIVE PENALTIES FOR KNOWINGLY MAKING A FALSE, FICTITIOUS, OR FRAUDULENT STATEMENT OR CLAIM.

FOR IC:

Signature	/s/ Griffin Rodgers	Date	December 15, 2011
Griffin P. Rodgers, M.D., M.A.C.P.
Director, NIDDK

FOR COLLABORATOR:

Signature	/s/ Thomas E. Daley	Date	December 8, 2011
Ted Daley
President
Raptor Therapeutics, Inc.
(415) 382-8111 x227
tdaley@raptorpharma.com

[*****] Raptor Pharmaceutical Corp. has requested confidential treatment of certain portions of this offer letter which have been omitted and filed separately with the U.S. Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934.

CONTACTS INFORMATION PAGE

CRADA Notices

For IC:	For Collaborator:
Director, Office of Technology Transfer &	Ted Daley
Development, NIDDK	President
12 South Drive (Bldg 12A) Room 3011 Bethesda, MD 20892-5632	Raptor Therapeutics, Inc. 9 Commercial Blvd., Suite 200
T: (301) 451-3636Novato	CA 94949
MTA@niddk.nih.gov	T: (415) 382-8111 ext. 227
tdaley@raptorpharma.com

With a copy to:
Kenneth A. Clark
Attorney, Wilson Sonsini Goodrich and Rosati PC
650 Page Mill Road
Palo Alto, CA 94304
kclark@wsgr.com

Patenting and Licensing

For IC:	For Collaborator (if separate from above):

Division Director
Division of Technology
Development and Transfer
NIH Office of Technology Transfer
6011 Executive Boulevard, Suite 325
Rockville, Maryland 20852-3804
Tel: 301-496-7057
Fax: 301-402-0220

IC Project Officer for Extramural Investigators

Name:	Edward Doo, MD
Title:	Director, Liver Diseases Program
Division:	Division of Digestive and Liver Diseases, NIDDK
Address:	6707 Democracy Blvd., Room 651 Bethesda, MD 20892-5450
Telephone 301-451-4524
Email: ed56o@nih.gov

[*****] Raptor Pharmaceutical Corp. has requested confidential treatment of certain portions of this offer letter which have been omitted and filed separately with the U.S. Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934.

SUMMARY PAGE

EITHER PARTY MAY, WITHOUT FURTHER CONSULTATION OR PERMISSION,

RELEASE THIS SUMMARY PAGE TO THE PUBLIC.

TITLE OF CRADA:

The Treatment of Nonalcoholic Fatty Liver Disease (NAFLD) in Children using Raptor Therapeutics, Inc.’s proprietary Investigational Drug Cysteamine DR (Cysteamine Bitartrate Delayed-release) - The CyNCh Trial

NIH COMPONENT:	National Institute of Diabetes & Digestive & Kidney Diseases (NIDDK)

EXTRAMURAL INVESTIGATOR/OFFICER:

Edward Doo, M.D.
Director, Liver Diseases Program
National Institute of Diabetes and Digestive and Kidney Diseases

COLLABORATOR:	Raptor Therapeutics, Inc.

COLLABORATOR PRINCIPAL INVESTIGATOR:	Patrice Rioux, MD, Chief Medical Officer

TERM OF CRADA:	[*****]

ABSTRACT FOR PUBLIC RELEASE:

The National Institute of Diabetes & Digestive & Kidney Diseases (NIDDK) of the National Institutes of Health (NIH) and Raptor Therapeutics, Inc. will collaborate on a Phase IIb pediatric clinical trial to evaluate whether treatment with Cysteamine DR results in histologic improvement in children with Nonalcoholic Fatty Liver Disease (NAFLD).

[*****] Raptor Pharmaceutical Corp. has requested confidential treatment of certain portions of this offer letter which have been omitted and filed separately with the U.S. Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934.

APPENDIX A

[*****]

[*****] Raptor Pharmaceutical Corp. has requested confidential treatment of certain portions of this offer letter which have been omitted and filed separately with the U.S. Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934.

APPENDIX B

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